Exhibit 99.1

UTStarcom Announces Receipt of Requisite Consents from Noteholders in Consent Solicitation

ALAMEDA, CA. — Jan. 10, 2007 — UTStarcom, Inc., a Delaware corporation (NASDAQ: UTSI) (“UTStarcom”), previously announced that it was soliciting consents from the holders (the “Holders”) of its 7/8% convertible subordinated notes due 2008 (CUSIP Nos. 918076AA8 and 918076AB6) (the “Notes”) to proposed amendments (the “Proposed Amendments”) of certain provisions of the indenture pursuant to which the Notes were issued (the “Indenture”) and a temporary waiver (the “Proposed Waiver”) of rights to pursue remedies available under the Indenture with respect to certain defaults thereunder pursuant to a Consent Solicitation Statement dated December 22, 2006 and the related Letter of Consent, as amended and restated by a Supplemental Consent Solicitation Statement dated January 8, 2007 and the related Amended Letter of Consent (the “Consent Solicitation”). As of the expiration of the Consent Solicitation at 5:00 p.m., New York City time, on January 9, 2007, Holders of a majority of the outstanding aggregate principal amount of the Notes had delivered and not revoked consents.  The Proposed Waiver became effective January 9, 2007.

UTStarcom and U.S. Bank National Association, the trustee under the Indenture, have entered into a first supplemental indenture dated January 9, 2007 (the “First Supplemental Indenture”) implementing the Proposed Amendments. The amendments contained in the First Supplemental Indenture will be binding on all Holders, including non-consenting Holders.

Under the terms of the First Supplemental Indenture, during the period beginning January 9, 2007 and ending 5:30 p.m., May 31, 2007, any failure by UTStarcom to comply with certain provisions will not result in a default or an event of default, and the Notes will accrue an additional 6.75% per annum in special interest from and after January 9, 2007 to the maturity date of the Notes, unless the Notes are earlier repurchased or converted. Payments of the special interest will be made in addition to and at the same time and in the same manner as regularly scheduled payments of interest to Holders entitled to such regularly scheduled payments of interest.

Citigroup Corporate and Investment Banking served as the solicitation agent for the consent solicitation. Questions regarding the Consent Solicitation may be directed to Citigroup Corporate and Investment Banking at (800) 558-3745 (toll-free) or (212) 723-6106. The information agent for the consent solicitation was Global Bondholder Services Corporation.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation was made solely pursuant to the Company’s Consent Solicitation Statement dated December 22, 2006 and the related Letter of Consent, as amended and restated by the Supplemental Consent Solicitation Statement dated January 8, 2007 and the related Amended Letter of Consent. Notwithstanding the Company’s receipt of the requisite consents, no assurance can be given that an event of default under the Indenture will not occur in the future.

Legal notice regarding forward-looking statements

This press release includes statements that disclose UTStarcom’s or management’s intentions, expectations or predictions of the future, including statements about claims of default with respect to UTStarcom’s notes and potential consequences, and these statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. UTStarcom cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the results of the review of UTStarcom’s historical stock-based compensation practices and the related potential accounting impact; (2) the timing of the completion of such review by the special committee of UTStarcom’s Board of Directors and the independent outside legal counsel engaged by the committee to conduct the review; (3) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (4) the review and filing of UTStarcom’s Form 10-Q for the fiscal quarter ended September 30, 2006; (5) the possibility that the occurrence of an event of default under the indenture could cause acceleration of repayment of the entire principal amounts and accrued interest on the notes; (6) the possibility that the NASDAQ Listing Qualifications Panel may not grant UTStarcom’s request for an extension to regain compliance with NASDAQ listing qualifications or UTStarcom’s failure to regain compliance within any extension period that is granted, in which case UTStarcom’s common stock would be delisted from The NASDAQ Stock Market; (7) any adverse results of lawsuits or governmental inquiries; and (8) additional risks and uncertainties and important factors described in UTStarcom’s filings with the SEC, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. There can be no assurance that the outcome of the review by UTStarcom’s special committee of UTStarcom’s past stock-based compensation practices and the related potential accounting impact will not result in a restatement of financial results provided by the company for any historical period. Although UTStarcom believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, UTStarcom can give no assurance that its expectations will be attained or that results will not materially differ. UTStarcom undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Company Contact
Andy Tennille

Senior Manager, Public Relations

UTStarcom, Inc.

(510) 814-4421

andy.tennille@utstar.com

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